EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140576) pertaining to the 2007 Omnibus Equity Incentive Plan of Fortress Investment Group LLC of our report dated March 25, 2008, with respect to the consolidated and combined financial statements of Fortress Investment Group LLC (prior to January 17, 2007, Fortress Operating Group) included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

New York, New York
March 25, 2008